Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE REPORTS

SECOND QUARTER RESULTS

PROVO, UTAH, July 19, 2005 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported operating results for the three and six months ended June 30, 2005.

For the three months ended June 30, 2005, sales revenue increased 8.1 percent to $87.0 million compared to $80.5 million in the same period of the prior year. Due to a large tax credit that was realized in the second quarter of 2004, net income decreased to $4.1 million in the second quarter of 2005 compared to $4.8 million in the second quarter of 2004, a decrease of 15.7 percent. Net income per diluted share was $0.26 compared to $0.31 per share a year ago.

For the six months ended June 30, 2005, sales revenue increased 9.6 percent to $173.4 million compared to $158.2 million in the same period of the prior year. Operating income for the six months was up 23.2 percent to $10.3 million from $8.4 million in the same period of the prior year. Net income for the six months ended June 30, 2005, was $8.0 million compared to $7.8 million in the same period of the prior year, an increase of 2.9 percent. Net income per diluted share for the six months ended June 30, 2005, totaled $0.52 compared to $0.51 in the same period of the prior year, based on 15.5 million and 15.2 million weighted average diluted shares, respectively.

The United States division’s net sales revenue for the three months ended June 30, 2005, increased 2.7 percent to $36.4 million from $35.4 million in the same period of the prior year. For the six months ended June 30, 2005, net sales revenue in the United States totaled $73.9 million compared to $72.2 million in the same period of the prior year, an increase of 2.4 percent.

The international division’s net sales revenue for the three months ended June 30, 2005, totaled $30.2 million compared to $24.7 million in the same period of the prior year, an increase of 22.4 percent. For the six months ended June 30, 2005, the international division’s net sales revenue totaled $58.9 million, a 17.1 percent increase over the same period of the prior year. Strong second quarter gains were reported in several international markets including Russia, Canada and Colombia. Quarterly sales revenue and operating income increased sharply in Japan.

Synergy Worldwide’s net sales revenue for the three months ended June 30, 2005, totaled $20.4 million which was equivalent to net sales revenue reported in the same period of the prior year and increased 1.1 percent sequentially from the first quarter of 2005. For the six months ended June 30, 2005, net sales revenue totaled $40.6 million, an increase of 13.6 percent over the same period of the prior year. Synergy Worldwide reported a second quarter operating loss of approximately $1.1 million. The decrease in operating income was primarily the result of duplicative costs of the division’s transition to its new “on-the-ground” distribution system in Japan.

“Synergy seems to have turned the corner, and we anticipate improved results for the rest of year,” said Douglas Faggioli, President and CEO. “On the other hand, our domestic operation continued its comeback and international results reflected impressive gains in key markets. Our Habit-of-Health marketing program continues to experience increased acceptance in the U.S. Zambroza, known as Thai-Go in our United States market, is gaining momentum as it is being introduced to our international markets. We remain focused on reducing expenses worldwide as reflected in the 170 basis point improvement in SG&A, as a percentage of sales, in the second quarter.”

The balance sheet remained strong with working capital on June 30, 2005 totaling $52.1 million and cash and cash equivalents totaling $41.4 million. Shareholders equity was $102.2 million.

The Company had approximately 671,000 Distributors worldwide on June 30, 2005, compared to approximately 613,000 in the same period of the prior year. The number of Managers worldwide amounted to approximately 21,400 compared to approximately 17,200 a year ago.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements. Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Conference Call Schedule

A conference call will be held on Tuesday, July 19, 2005, at 10am (ET) and can be accessed live over the Internet through World Investor Link’s Vcall website, located at http://www.vcall.com. To listen to the live call, individuals should go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay on the Vcall website will be available for one week after the original broadcast. A rebroadcast of the call will be available starting approximately two hours after the conference call ends, through midnight (ET) on Tuesday, August 2, 2005. The replay of the conference call can be accessed by dialing 1-877-519-4471, and, when prompted, use PIN number 6277350. International callers dial (973) 341-3080 and use the same PIN number.

Contact:

Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

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NATURE’S SUNSHINE PRODUCTS, INC.

FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

	QUARTER ENDED JUNE 30
	(Unaudited)
	2005	2004
Net sales revenue	$87,040	$80,521

Cost of goods sold	14,825	14,409
Volume incentives	35,161	30,135
Selling, general and administrative	32,287	31,204
	82,273	75,748
Operating income	4,767	4,773
Other expense, net	(116)	(128)
Income before income taxes	4,651	4,645
Provision for income taxes	584	(177)
Net income	$4,067	$4,822
Basic net income per common share	$0.27	$0.32
Basic weighted average common shares	15,203	14,914
Diluted net income per common share	$0.26	$0.31
Diluted weighted average common shares	15,519	15,528

	SIX MONTHS ENDED JUNE 30
	(Unaudited)
	2005	2004
Net sales revenue	$173,441	$158,199

Cost of goods sold	29,523	29,828
Volume incentives	68,669	59,623
Selling, general and administrative	64,931	60,371
	163,123	149,822
Operating income	10,318	8,377
Other income (expense), net	(42)	728
Income before income taxes	10,276	9,105
Provision for income taxes	2,242	1,295
Net income	$8,034	$7,810
Basic net income per common share	$0.53	$0.53
Basic weighted average common shares	15,077	14,729
Diluted net income per common share	$0.52	$0.51
Diluted weighted average common shares	15,466	15,258

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30, 2005	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$41,357	$36,206
Other current assets	57,466	56,300
Total current assets	98,823	92,506
Property, plant and equipment	34,201	34,731
Other assets	17,868	17,839
Total	$150,892	$145,076

Current liabilities	$46,686	$51,812
Other liabilities	1,996	2,045
Shareholders’ equity	102,210	91,219
Total	$150,892	$145,076